Exhibit (g) (ii) (a)

EXHIBIT B

CEDING COMPANY’S SCHEDULE OF RETENTION LIMITS

FOR PRODUCTS ISSUED BY THE SPECIALTY LIFE BUSINESS UNIT

EFFECTIVE: July 1, 2002

APPLICABLE COVERAGE	RETENTION
10% of each policy up to the per life Maximums shown below:

1. Basic Individual Life

Standard risks through Table 4 Substandard - Issue Age < 76	$1,000,000
Standard risks through Table 4 Substandard - Issue Age > 75	$500,000

Table 5 Substandard and worse	$500,000

Maximum on Aviation risks	$500,000

Life Retention Corridor	$400,000

2. Accidental Death Benefit	$100,000

3. Waiver of Premium	$600,000

Waiver of Premium Corridor	$100,000

NOTES:

Reinsurance amounts in excess of 90% will be covered under Agreement 3002 between the ceding company and The Guardian.

The Life Retention Corridor allows the company to retain risk in excess of its full retention level in order to accommodate increasing benefit coverages, business the company issues as part of a guaranteed or simplified issue program, minimum cession size, or business for which it is impractical to check against other retention.

The Waiver of Premium Corridor is available for underwriter’s discretionary use.

The Term Insurance Percentage Retained applies up to a maximum of our full retention.

REVISION 7 – effective 7/1/02

Automatic Reinsurance Treaty 3001 dated September 1, 1995

between

The Guardian Insurance & Annuity company, Inc.

Wilmington, Delaware

and

The Guardian life Insurance Company of America

New York, New York

Revision 7

Revision 7 modifies the Ceding Company’s retention schedule (Exhibit B) effective July 1, 2002.

All provisions is not amended remain unchanged.

In witness whereof, both parties have executed this Amendment in duplicate as follows:

The Guardian Life Insurance Company of America

By:	/s/ Isaac Efrimoff	By:	/s/ Jess S. Geller
Title:	Assistant Vice President,	Title:	Vice President & Actuary,
	Life Actuarial Services		Life Actuarial Services

Date: September 8, 2005

The Guardian Insurance & Annuity Company, Inc.

By:	/s/ Charles G. Fisher	By:	/s/ Frank L. Pepe
Title:	Vice President &	Title:	Vice President, Equity Financial
	Actuary, Equity Products		Management & Control

Date: September 8, 2005

EXHIBIT D

ALLOWANCE SCHEDULE

	First Year Premium	Renewal Premium
PAL95	97.0%	16.7%
PAL97	111.0%	16.7%
PAL2000	150.0%	19.0%
VUL	67.0%	16.7%
Millennium Series – S/VUL	152.0%	17.0%
2005 Series VUL	170.0%	17.0%
Unscheduled excess premium	6.0%	6.0%

Guardian reserves the right to provide lower allowances on reinsurance amounts in excess of $8,000,000.

REVISION 8 – effective 9/30/05

Automatic Reinsurance Treaty 3001 dated September 1, 1995

between

The Guardian Insurance & Annuity company, Inc.

Wilmington, Delaware

and

The Guardian life Insurance Company of America

New York, New York

Revision 8

Revision 8 modifies the allowance schedule (Exhibit D) effective September 30, 2005.

All provisions not amended remain unchanged.

In witness whereof, both parties have executed this Amendment in duplicate as follows:

The Guardian Life Insurance Company of America

By:	/s/ Isaac Efrimoff	By:	/s/ Jess S. Geller
Title:	Assistant Vice President,	Title:	Vice President & Actuary,
	Life Actuarial Services		Life Actuarial Services

Date: September 12, 2005

The Guardian Insurance & Annuity Company, Inc.

By:	/s/ Charles G. Fisher	By:	/s/ Frank L. Pepe
Title:	Vice President &	Title:	Vice President, Equity Financial
	Actuary, Equity Products		Management & Control

Date: September 12, 2005